Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated September 25, 2013, relating to the consolidated financial statements and financial statement schedules of Southeastern Grocers, LLC and subsidiaries (which report expresses an unqualified opinion on the consolidated financial statements and financial statement schedules and includes explanatory paragraphs referring to the Company’s reorganization and subsequent emergence from Bankruptcy under Chapter 11 as well as retrospective adjustments for discontinued operations) appearing in the Prospectus, which is a part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/S/ Deloitte & Touche LLP

Jacksonville, Florida

September 25, 2013